                                                                      EXHIBIT 12

                    ENERGY EAST CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                               CALENDAR YEAR
                                         ---------------------------------------------------------
                                           1999        1998        1997        1996        1995
                                         ---------   ---------   ---------   ---------   ---------
                                                                (THOUSANDS)
Net Income (Loss)......................  $218,751    $194,205    $175,211    $168,711    $177,969

Add:
  Federal income tax--current..........   646,757      98,427     111,829      79,015      63,502
  Federal income tax--deferred.........  (441,721)     38,749       5,884      28,928      52,362
                                         --------    --------    --------    --------    --------
    Pre-tax income (loss)..............   423,787     331,381     292,924     276,654     293,833
Fixed charges..........................   134,754     136,108     136,121     137,243     155,424
                                         --------    --------    --------    --------    --------
Earnings, as defined...................  $558,541    $467,489    $429,045    $413,897    $449,257
                                         ========    ========    ========    ========    ========

Fixed Charges:
  Interest on long-term debt...........   $93,678     $98,040    $104,122    $108,431    $115,687
  Other interest.......................    30,453      21,421      13,192       9,752       8,744
  Amortization of premium and expense
    on debt............................     6,374       6,507       6,502       6,507       6,488
  Interest portion of rental charges...     1,543       1,557       2,963       3,023       5,784
  Earnings required to cover preferred
    stock dividends of subsidiary......     2,706       8,583       9,342       9,530      18,721
                                         --------    --------    --------    --------    --------
Total fixed charges, as defined........  $134,754    $136,108    $136,121    $137,243    $155,424
                                         ========    ========    ========    ========    ========
Ratio of Earnings to Fixed Charges.....      4.14        3.43        3.15        3.02        2.89
                                         ========    ========    ========    ========    ========
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